Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of the 7th day of July, 2004 (this “Amendment”), is made among DJ ORTHOPEDICS, LLC, a Delaware limited liability company (the “Borrower”), DJ ORTHOPEDICS, INC., a Delaware corporation (the “Parent”), the other Guarantors (as defined in the Credit Agreement referred to below) identified on the signature pages hereto, the Lenders (as defined in the Credit Agreement referred to below) identified on the signature pages hereto, and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS

A.            The Borrower, the Parent, the Lenders, the Administrative Agent, and the Syndication Agent and Documentation Agents identified therein are parties to a Credit Agreement, dated as of November 26, 2003 (as amended, the “Credit Agreement”), providing for the availability of certain credit facilities to the Borrower upon the terms and conditions set forth therein.  Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

B.            The Borrower has requested certain amendments to the Credit Agreement.  The Administrative Agent and the Lenders have agreed to make such amendments on the terms and conditions set forth herein.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO EFFECT NEW PRICING GRID

1.1           Amendments to Section 1.1(a) Consisting of New Definitions.  The following definitions are hereby added to Section 1.1 of the Credit Agreement in appropriate alphabetical order:

“ ‘First Amendment’ shall mean the First Amendment to Credit Agreement, dated as of July 7, 2004, among the Borrower, the Parent, the other Guarantors party thereto, the Lenders party thereto, and the Administrative Agent.”

“ ‘First Amendment Effective Date’ shall mean the date upon which the conditions to the effectiveness of the First Amendment set forth in Section 3.1 thereof are satisfied or waived in accordance with their terms.”

1.2           Amendments to Section 1.1(a) Consisting of Restatements of Definitions.  The following definition appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“ ‘Applicable Percentage’ (a) at any time from and after the Closing Date to (but not including) the First Amendment Effective Date, shall have the meaning given to such term in the Credit Agreement as in effect immediately prior to giving effect to the First Amendment, and (b) at any time from and after the First Amendment Effective Date and with respect to all Loans outstanding as of such date as well as any Loan made after such date, shall mean the applicable percentage (i) to be added to the Base Rate for purposes of determining the Adjusted Base Rate and (ii) to be added to the LIBOR Rate for purposes of determining the Adjusted LIBOR Rate, in each case as determined under the following matrix with reference to the Total Leverage Ratio (provided that the Applicable Percentage for Swingline Loans at any time shall be equal to (i) the Applicable Percentage at such time for Revolving Loans that are Base Rate Loans minus (ii) 0.50%):

		Revolving Loans and Swingline Loans		Term Loans
Level	Total Leverage Ratio	Applicable LIBOR Margin	Applicable Base Rate Margin	Applicable LIBOR Margin	Applicable Base Rate Margin
I	Greater than or equal to 3.75 to 1.0	3.50%	2.50%	2.25%	1.25%
II	Less than 3.75 to 1.0 but greater than or equal to 3.25 to 1.0	3.25%	2.25%	2.25%	1.25%
III	Less than 3.25 to 1.0 but greater than or equal to 2.75 to 1.0	3.00%	2.00%	2.25%	1.25%
IV	Less than 2.75 to 1.0	2.75%	1.75%	2.25%	1.25%

On each Adjustment Date (as hereinafter defined), the Applicable Percentage for all Loans shall be adjusted effective as of such Adjustment Date (based upon the calculation of the Total Leverage Ratio as of the last day of the Reference Period to which such Adjustment Date relates) in accordance with the above matrix; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, if at any time the Borrower shall have failed to deliver any of the financial statements as required by Sections 6.1(b) or 6.1(c), as the case may be, or the Compliance Certificate as required by Section 6.2(a), then at all times from and including the fifth (5th) Business Day following the date on which such statements and Compliance Certificate are required to have been delivered until the date on which the same shall have been delivered, each Applicable Percentage shall be determined based on Level I above (notwithstanding the actual Total Leverage Ratio).  For purposes of this definition, “Adjustment Date” shall mean, with respect to any Reference Period of the Borrower beginning with the Reference Period ending as of the last day of the fourth fiscal quarter of fiscal year 2003, the day of (or, if such day is not a Business Day, the next succeeding Business Day) delivery by the Borrower in accordance with Section 6.1(b) or Section 6.1(c), as the case may be, of (i) financial statements as of the end of and for such Reference Period and (ii) a duly completed Compliance Certificate with respect to such Reference Period.”

ARTICLE II

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this First Amendment, each of the Credit Parties represents and warrants to the Administrative Agent and the Lenders as follows:

2.1           Authorization; Enforceability.  Each Credit Party has taken all necessary corporate or limited liability action, as applicable, to execute, deliver and perform this First Amendment and any other Credit Documents contemplated hereby to which it is a party and has validly executed and delivered each of such Credit Documents.  This First Amendment and each such other Credit Document constitutes the legal, valid and binding obligation of each Credit Party that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

2.2           No Violation.  The execution, delivery and performance by each Credit Party of this First Amendment and each of the other Credit Documents contemplated hereby to which it is a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation or formation, its bylaws or operating agreement, or other applicable formation or organizational documents, (ii) contravene any other Requirement of Law applicable to it, (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any indenture, agreement or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iv) except for the Liens granted in favor of the Administrative Agent pursuant to the Security Documents, result in or require the creation or imposition of any Lien upon any of its properties, revenues or assets; except, in the case of clauses (ii) and (iii) above, where such violations or conflicts, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

2.3           Governmental and Third-Party Authorization.  No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each Credit Party of this First Amendment or any of the other Credit Documents contemplated hereby to which it is a party or the legality, validity or enforceability hereof or thereof.

2.4           Representations and Warranties; No Default.  Both immediately before and after giving effect to this First Amendment, (i) all representations and warranties of the Credit Parties contained herein, in the Credit Agreement (as amended hereby) and in the other Credit Documents qualified as to materiality are true and correct and those not so qualified are true and correct in all material respects (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct (if qualified as to materiality) or true and correct in all material respects (if not so qualified), in each case as of such date), and (ii) no Default or Event of Default has occurred and is continuing.

ARTICLE III

CONDITIONS PRECEDENT

3.1           Conditions of Effectiveness.  This First Amendment shall become effective as of the date when, and only when, each of the following conditions precedent shall have been satisfied:

(a)           The Administrative Agent shall have received the following, each dated as of the First Amendment Effective Date:

(i)            an executed counterpart hereof from each of the Credit Parties and the Lenders;

(ii)           a certificate, signed by the president, the chief executive officer or the chief financial officer of the Parent, in form and substance reasonably satisfactory to the Administrative Agent, certifying that as of the First Amendment Effective Date, both immediately before and after giving effect to the consummation of the transactions contemplated hereby, (i) all representations and warranties of the Credit Parties contained in this First Amendment, the Credit Agreement and the other Credit Documents qualified as to materiality are true and correct and those not so qualified are true and correct in all material respects (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct (if qualified as to materiality) or true and correct in all material respects (if not so qualified), in each case as of such date), (ii) no Default or Event of Default has occurred and is continuing, and (iii) no Material Adverse Effect has occurred since December 31, 2003, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect; and

(iii)          a certificate of the secretary or assistant secretary of each Credit Party, in form and substance reasonably satisfactory to the Administrative Agent, certifying that (i) the articles or certificate of incorporation or other comparable organizational documents and the bylaws or comparable governing documents of such entity have not been amended since the Closing Date and (ii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Credit Party, authorizing the execution, delivery and performance of this First Amendment and any other Credit Documents to which it is a party delivered in connection herewith.

(b)           Since December 31, 2003, both immediately before and after giving effect to the consummation of the First Amendment and the transactions contemplated hereby, there shall not have occurred (i) a Material Adverse Effect or (ii) any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect.

(c)           The Borrower shall have paid all fees and expenses relating to the First Amendment and the Credit Agreement which are due and payable on the First Amendment Effective Date, including (i) the unpaid balance of all fees payable to the Arranger and the Administrative Agent pursuant to the Engagement Letter dated as of June 18, 2004 between the Borrower and the Arranger and (ii) all other fees and expenses of the Arranger, the Administrative Agent and the Lenders required hereunder or under any other Credit Document to be paid on or prior to the First Amendment Effective Date (including reasonable fees and expenses of counsel) in connection with this First Amendment and the transactions contemplated hereby.

(d)           The Administrative Agent shall have received such other documents, certificates, opinions, and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.

ARTICLE IV

ACKNOWLEDGEMENT AND CONFIRMATION OF CREDIT PARTIES

Each of the Guarantors hereby acknowledges and consents to all of the terms and conditions of this First Amendment and agrees that this First Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Guarantor’s obligations under the Guaranty Agreement and the other Credit Documents to which it is a party.  Further, each of the Credit Parties hereby (i) confirms its pledge of and grant of a security interest in all of its Collateral to the Administrative Agent made pursuant to the Security Agreement, the Pledge Agreement and the other Credit Documents to which it is a party, (ii) further confirms and agrees that, after giving effect to this Amendment, the Credit Agreement, the Notes, the Guaranty Agreement, the Security Agreement, the Pledge Agreement and the other Credit Documents to which it is a party remain in full force and effect and enforceable against such Credit Party in accordance with their respective terms and shall not be discharged, diminished, limited or otherwise affected in any respect, and (iii) represents and warrants to the Administrative Agent and the Lenders that it has no knowledge of any claims, counterclaims, offsets, or defenses to or with respect to its obligations under the Credit Documents, or if such Credit Party has any such claims, counterclaims, offsets, or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished, and released in consideration of the execution of this First Amendment.  Each of the Guarantors further waives any defense to its guaranty liability occasioned by this First Amendment.  This acknowledgement and confirmation by each of the Credit Parties is made and delivered to induce the Administrative Agent and the Lenders to enter into this First Amendment, and each Credit Party acknowledges that the Administrative Agent and the Lenders would not enter into this First Amendment in the absence of the acknowledgement and confirmation contained herein.

ARTICLE V

MISCELLANEOUS

5.1           Governing Law.  This First Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

5.2           Full Force and Effect.  Except as expressly amended hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.  As used in the Credit Agreement, “hereinafter,” “hereto,” “hereof,” and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement after amendment by this First Amendment.  Any reference to the Credit Agreement or any of the other Credit Documents herein or in any such documents shall refer to the Credit Agreement and Credit Documents as amended hereby.  This First Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement except as expressly set forth herein.  This First Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

5.3           No Novation.  Nothing herein contained shall be construed as a substitution or novation of the Loans outstanding under the Credit Agreement, which shall remain outstanding after the First Amendment Effective Date.

5.4           Expenses.  The Borrower agrees on demand (i) to pay all reasonable fees and expenses of counsel to the Administrative Agent, and (ii) to reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses, in each case, in connection with the preparation, negotiation, execution and delivery of this First Amendment and the other Credit Documents delivered in connection herewith.

5.5           Severability.  To the extent any provision of this First Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this First Amendment in any jurisdiction.

5.6           Successors and Assigns.  This First Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

5.7           Construction.  The headings of the various sections and subsections of this First Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

5.8           Counterparts.  This First Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their duly authorized officers as of the date first above written.

DJ ORTHOPEDICS, LLC

By:

Title:

DJ ORTHOPEDICS, INC.

By:

Title:

DJ ORTHOPEDICS CAPITAL CORPORATION

By:

Title:

DJ ORTHOPEDICS DEVELOPMENT CORPORATION

By:

Title:

[signatures continued on following pages]

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:

Title:

[NAME OF INSTITUTION]

By:

Title: